UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 29, 2015

NUTRANOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-53551	98-0603540
(Commission File Number)	(IRS Employer Identification No.)

11487 South 700 East, Salt Lake City, UT	84020
(Address of Principal Executive Offices)	(Zip Code)

 (801) 576-8350
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 29, 2015, Michael Doron resigned from all officer positions and as a director of Nutranomics, Inc. (the “Company”), and Edward J. Eyring, II, M.D., was appointed as Chief Executive Officer, Chief Financial Officer, and Secretary of the Company.

Edward “Joe” Eyring, II, M.D., age 48 is a previously Board-certified colorectal surgeon and successful entrepreneur in the healthcare industry with an extensive and successful record of practice and business development. By the time he entered medical school in the late 1980’s, Dr. Eyring had already spent nearly a decade apprenticing with his father, an orthopedic surgeon who treated orphaned children in developing nations. A fascination with medicine, coupled with the satisfaction of helping people in need, ignited his interest in public service.

By the time he became a licensed physician in 1994, Dr. Eyring had already learned first-hand about the calamity of disease progression in patients with limited access to preventative care or treatment. Inspired by these experiences, he embarked upon his medical career with a long-range vision toward making quality medical care affordable and accessible to anyone.

During 13 years as a colorectal surgeon, Dr. Eyring witnessed devastating results of insufficient access to preventative care or treatment. He had an opportunity to work with a naturopathic medical doctor and learned benefits of a more integrative, holistic approach to disease prevention and cure.

As a medical entrepreneur, Dr. Eyring gained first-hand knowledge of how rate structures also impacted health outcomes; those without insurance either went deeply into debt or without treatment altogether. The disparity strengthened his resolve to bridge the gap in coverage and provide equal opportunity for anyone to maintain good health.

Since 2014, Dr. Eyring has been Managing Director of Domaine Global LLC; from 2010-2013, Dr. Eyring was the Founder, CEO and Chair of Simplify Rx, Inc.; in 2013, Dr. Eyring was a Medical Director at Aeromedical Collection Services; in 2014, Dr. Eyring founded American Recovery Company, which he has operated until the present date; from 2004-2013, Dr. Eyring was the founding partner and Medical Director of Physicians Pharmaceutical  Services; from 2005-2012, Dr. Eyring was the owner and principal researcher of Synergies Medical Research, LLC; from 2000-2013, Dr. Eyring was a surgeon and Founding Practice Leader at Integrative GI Healthcare; and from 2000-2012, Dr. Eyring was the sole proprietor of the Pelvic Floor Diagnostic Center in Murray, Utah.

Pursuant to Dr. Eyring’s employment contract with the Company, entered into on September 29, 2015, Dr. Eyring will be compensated in the amount of $160,000 per year, which shall be accrued until January 1, 2016.  At such time, it will be paid in full or converted into Company common stock at the previous 5-day volume weighted average price at such time.  As of January 1, 2016, Dr. Eyring’s annual compensation shall increase to $260,000 per year if the Company’s revenues during the October 1, 2015-December 31, 2015 period increase two-fold as compared the same period during 2014.  Otherwise, his annual compensation shall remain at $160,000 per year.  If his annual compensation does increase to $260,000 per year, $160,000 shall be paid in stock on a quarterly basis valued at the previous 5-day VWAP at the time of issuance, with the balance paid in cash.  Dr. Eyring will also receive an additional equity award during the first year of employment equal to 0.83% of the issued and outstanding common stock of the Company following the completion of each month of employment during the first year.  The employment contract is terminable at the election of either party without cause upon the provision of 30 days’ notice to the other, and is terminable by the Company for cause at any time.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 5, 2015

NUTRANOMICS, INC.

By: /s/ Edward J. Eyring, II
Edward J. Eyring, II
Chief Executive Officer